Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No.’s 333-41714, 333-69334, and 333-139999) on Form S-8 of Transgenomic, Inc. and Subsidiary of our report dated March 14, 2013, relating to our audit of the consolidated financial statements of Transgenomic, Inc. and Subsidiary as of December 31, 2012 and for the years ended December 31, 2012 and 2011, included in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ McGladrey LLP
Omaha, Nebraska
March 27, 2014